                                                                    Exhibit 99.1
                                                                    ------------

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                             _______________________


                                    FORM 11-K

             FOR ANNUAL REPORTS OF EMPLOYEE STOCK PURCHASE, SAVINGS
               AND SIMILAR PLANS PURSUANT TO SECTION 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF
     1934
     FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994
                                       OR
[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     FOR THE TRANSITION PERIOD FROM ____________________ TO ____________________


                         COMMISSION FILE NUMBER 1-10053


A. FULL TITLE OF THE PLAN AND THE ADDRESS OF THE PLAN, IF DIFFERENT FROM THAT OF THE ISSUER NAMED BELOW:


                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN


B. NAME OF ISSUER OF THE SECURITIES HELD PURSUANT TO THE PLAN AND THE ADDRESS OF ITS PRINCIPAL EXECUTIVE OFFICE:

                               ORYX ENERGY COMPANY

                                 13155 NOEL ROAD
                            DALLAS, TEXAS  75240-5067

                             REQUIRED INFORMATION


                                                                            Page
                                                                            ----

Report of Independent Accountants                                           F-1
Balance Sheet as of December 31, 1994                                       F-2
Balance Sheet as of December 31, 1993                                       F-3
Statement of Income and Changes in Plan Equity for the
  Year Ended December 31, 1994                                              F-4
Statement of Income and Changes in Plan Equity for the
  Year Ended December 31, 1993                                              F-5
Statement of Income and Changes in Plan Equity for the
  Year Ended December 31, 1992                                              F-6
Notes to Financial Statements                                               F-7


Schedules
 Schedules I, II, and III have been omitted because the required information is shown in the financial statements or notes thereto.
Exhibits
 a. Consent of Independent Accountants

                                    SIGNATURE


THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed by the undersigned, thereunto duly authorized.



                                           Oryx Energy Company
                                        Capital Accumulation Plan

                                    By:  /s/ Frances G. Heartwell
                                        -------------------------
                                          Frances G. Heartwell
                                           PLAN ADMINISTRATOR


Date:  June 23, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Plan Administrator of the Oryx Energy Company
 Capital Accumulation Plan:

We have audited the accompanying balance sheets of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1994 and 1993, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1994 and 1993, and the results of its operations for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.



Coopers & Lybrand L.L.P.


Dallas, Texas
June 13, 1995

                 ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN

                                 BALANCE SHEET

                               DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)


                                                                                                           Vanguard
                                                   Vanguard                    Vanguard      Vanguard    International    Stable
                                                   Balanced      Vanguard     U.S.Growth     Explorer       Growth         Value
ASSETS                                            Index Fund    Windsor II     Portfolio       Fund        Portfolio       Fund
                                                 ------------  ------------  ------------  ------------  ------------  ------------
Investments, at Market Value
  (Notes 1 and 2):
  Participation in:
    Short-term investment fund (cost
      approximates market value)                  $        -    $        -    $        -    $        -    $        -    $        -
    Registered investment funds
      (cost $36,745)                                  10,957        11,995         2,979         3,316         6,016             -
    Capital preservation fund                              -             -             -             -             -        61,316
    Oryx Energy Company common
      stock fund (861,504 shares;
      cost $16,977)                                        -             -             -             -             -             -
    Oryx Energy Company leveraged
      ESOP common stock fund
      (2,622,512 shares; cost
      $100,673) (Note 4)                                   -             -             -             -             -             -
    Participant loans                                      -             -             -             -             -             -
Cash and Receivables                                       1             -             -             -             -             -

TOTAL ASSETS                                      $   10,958    $   11,995    $    2,979    $    3,316    $    6,016    $   61,316
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                  ----------    ----------    ----------    ----------    ----------    ----------

LIABILITIES AND PLAN EQUITY

Withdrawals and Other Benefits Payable            $       41    $       34    $        2    $       25    $        5    $      122
ESOP Note Payable (Note 4)                                 -             -             -             -             -             -
Plan Equity (Deficit)                                 10,917        11,961         2,977         3,291         6,011        61,194
                                                  ----------    ----------    ----------    ----------    ----------    ----------

TOTAL LIABILITIES AND
  PLAN EQUITY                                     $   10,958    $   11,995    $    2,979    $    3,316    $    6,016    $   61,316
                                                  ----------    ----------    ----------    ----------    ----------    ----------
                                                  ----------    ----------    ----------    ----------    ----------    ----------


                                                     Oryx
                                                     Stock         LESOP      Participant
                                                     Fund          Fund          Loans         Total
                                                 ------------  ------------  ------------  ------------
Investments, at Market Value
  (Notes 1 and 2):
  Participation in:
    Short-term investment fund (cost
      approximates market value)                  $        -    $        -    $        4    $        4
    Registered investment funds
      (cost $36,745)                                       -             -             -        35,263
    Capital preservation fund                              -             -             -        61,316
    Oryx Energy Company common
      stock fund (861,504 shares;
      cost $16,977)                                   10,231             -             -        10,231
    Oryx Energy Company leveraged
      ESOP common stock fund
      (2,622,512 shares; cost
      $100,673) (Note 4)                                   -        31,143             -        31,143
    Participant loans                                      -             -         5,749         5,749
Cash and Receivables                                       -            10             -            11

TOTAL ASSETS                                      $   10,231    $   31,153    $    5,753    $  143,717
                                                  ----------    ----------    ----------    ----------
                                                  ----------    ----------    ----------    ----------
LIABILITIES AND PLAN EQUITY

Withdrawals and Other Benefits Payable            $       72    $      113    $        -    $      414
ESOP Note Payable (Note 4)                                 -        99,092             -        99,092
Plan Equity (Deficit)                                 10,159       (68,052)        5,753        44,211
                                                  ----------    ----------    ----------    ----------

TOTAL LIABILITIES AND
  PLAN EQUITY                                     $   10,231    $   31,153    $    5,753    $  143,717
                                                  ----------    ----------    ----------    ----------
                                                  ----------    ----------    ----------    ----------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                                  BALANCE SHEET
                                DECEMBER 31, 1993
                             (THOUSANDS OF DOLLARS)


                                                                                             Fund              Participant
ASSETS                                           Fund A     Fund B     Fund C     Fund D     ESOP     Fund L      Loans      Total
                                               ---------- ---------- ---------- ---------- -------- ---------- ----------- ---------
Investments, at Market Value (Notes 1 and 2):
  Participation in:
    Short-term funds (cost approximates
      market value)                            $  12,300  $  11,774  $  11,908  $     471  $  2,516  $     272  $     115  $  39,356
    Capital preservation fund                          -          -     66,215          -         -          -          -     66,215
    Oryx Energy Company common stock fund
      (245,764 shares; cost $7,606)                    -          -          -      4,240         -          -          -      4,240
    Oryx Energy Company ESOP common stock
      fund (779,674 shares; cost $19,081)              -          -          -          -    13,450          -          -     13,450
    Oryx Energy Company leveraged ESOP
      common stock fund (2,709,084 shares;
      cost $103,991) (Note 4)                          -          -          -          -         -     46,732          -     46,732
    Participant loans                                  -          -          -          -         -          -      4,972      4,972
Cash and Receivables                                  10         10         95          -        55          -         90        260
Company Contributions Receivable                       -          -          -          -         -      1,657          -      1,657
Interfund Receivable (Payable)                        51         11         67         11       (31)         -       (109)         -
                                               ---------  ---------  ---------  ---------  --------  ---------  ---------  ---------
TOTAL ASSETS                                   $  12,361  $  11,795  $  78,285  $   4,722  $ 15,990  $  48,661  $   5,068  $ 176,882
                                               ---------  ---------  ---------  ---------  --------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  --------  ---------  ---------  ---------

LIABILITIES AND PLAN EQUITY

Withdrawals and Other Benefits Payable         $       -  $       5  $      25  $       8  $      -  $      64  $       -  $     102
Accrued Interest Payable                               -          -          -          -         -      1,405          -      1,405
Other Payables                                         2         13          -          -         -          -          -         15
ESOP Note Payable (Note 4)                             -          -          -          -         -    102,250          -    102,250
Plan Equity (Deficit)                             12,359     11,777     78,260      4,714    15,990    (55,058)     5,068     73,110
                                               ---------  ---------  ---------  ---------  --------  ---------  ---------  ---------

TOTAL LIABILITIES AND PLAN EQUITY              $  12,361  $  11,795  $  78,285  $   4,722  $ 15,990  $  48,661  $   5,068  $ 176,882
                                               ---------  ---------  ---------  ---------  --------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  --------  ---------  ---------  ---------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                 STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                        FOR YEAR ENDED DECEMBER 31, 1994
                             (THOUSANDS OF DOLLARS)


                                                                                                                    Vanguard
                                                        Vanguard                      Vanguard       Vanguard     International
                                          Fund A/       Balanced       Vanguard      U.S. Growth     Explorer        Growth
                                          Fund B       Index Fund     Windsor II      Portfolio        Fund         Portfolio
                                       ------------   ------------   ------------   ------------   ------------   -------------
Additions (Deductions):
  Assets transferred in (out)           $  (24,136)    $   14,121     $   12,486     $    2,947     $    2,861     $    4,935
  Employee contributions                         -            566          1,040            300            346            549
  Employer contributions                         -              -              -              -              -              -
  Interfund transfers                            -         (1,424)           (66)            96            343          1,252
  Dividend income                                -            446            736             35            177             79
  Interest income                                -              -              -              -              -              -
  Other receipts
    (disbursements)                              -             (3)             -              -              -              -
  Realized gain (loss) on
    investments (Note 5)                         -           (126)           (27)             8            (11)            21
  Unrealized appreciation
    (depreciation) of
    investments (Note 5)                         -           (512)          (822)            74           (131)           (91)
  Withdrawals and other
    benefit payments                             -         (2,150)        (1,384)          (482)          (293)          (733)
  Interest expense (Note 4)                      -              -              -              -              -              -
  Administrative expense
    (Note 2)                                     -             (1)            (2)            (1)            (1)            (1)
                                        ----------     ----------     ----------     ----------     ----------     ----------
Net Additions (Deductions)                 (24,136)        10,917         11,961          2,977          3,291          6,011

Plan Equity (Deficit),
  January 1, 1994                           24,136              -              -              -              -              -
                                        ----------     ----------     ----------     ----------     ----------     ----------

Plan Equity (Deficit),
  December 31, 1994                     $        -     $   10,917     $   11,961     $    2,977     $    3,291     $    6,011
                                        ----------     ----------     ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------     ----------     ----------


                                                       Oryx Stock
                                          Stable          Fund           LESOP
                                        Value Fund      (Formerly        Fund
                                         (Formerly       Funds D       (Formerly     Participant
                                          Fund C)       and ESOP)       Fund L)         Loans          Total
                                       ------------   ------------   ------------   ------------   ------------
Additions (Deductions):
  Assets transferred in (out)           $  (11,530)    $   (1,684)    $        -     $        -     $        -
  Employee contributions                     2,048            171              -              -          5,020
  Employer contributions                         -              -         11,194              -         11,194
  Interfund transfers                          257           (983)          (324)           849              -
  Dividend income                                -              -              -              -          1,473
  Interest income                            4,829              2              3            329          5,163
  Other receipts
    (disbursements)                            (14)             8              -            (20)           (29)
  Realized gain (loss) on
    investments (Note 5)                         -         (3,293)        (2,045)             -         (5,473)
  Unrealized appreciation
    (depreciation) of
    investments (Note 5)                         -         (1,924)       (12,271)             -        (15,677)
  Withdrawals and other
    benefit payments                       (12,623)        (2,826)          (988)          (473)       (21,952)
  Interest expense (Note 4)                      -              -         (8,563)             -         (8,563)
  Administrative expense
    (Note 2)                                   (33)           (16)             -              -            (55)
                                        ----------     ----------     ----------     ----------     ----------

Net Additions (Deductions)                 (17,066)       (10,545)       (12,994)           685        (28,899)
Plan Equity (Deficit),
  January 1, 1994                           78,260         20,704        (55,058)         5,068         73,110
                                        ----------     ----------     ----------     ----------     ----------

Plan Equity (Deficit),
  December 31, 1994                     $   61,194     $   10,159     $  (68,052)    $    5,753     $   44,211
                                        ----------     ----------     ----------     ----------     ----------
                                        ----------     ----------     ----------     ----------     ----------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                 STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                             (THOUSANDS OF DOLLARS)


                                                                                           Fund               Participant
                                              Fund A     Fund B     Fund C     Fund D      ESOP      Fund L      Loans      Total
                                            ---------- ---------- ---------- ---------- ---------- ---------- ----------- ---------
Additions (Deductions):
  Employee contributions                    $   1,094  $     640  $   3,007  $     639  $       -  $       -   $       -  $   5,380
  Employer contributions                            -          -          -          -          -     10,084           -     10,084
  Interfund transfers                             (52)     1,830     (2,177)      (578)      (806)      (342)      2,125          -
  Dividend income                                 337        511          -        112        378      1,090           -      2,428
  Interest income                                   -          -      6,296          3         24          6         248      6,577
  Other receipts                                    -          -          -          1          2          3           -          6
  Realized gain (loss) on investments
    (Note 5)                                    5,116      2,168          -       (693)    (1,139)      (742)          -      4,710
  Unrealized appreciation (depreciation)
    of investments (Note 5)                    (4,434)    (1,300)         -         37       (703)    (5,604)          -    (12,004)
  Withdrawals and other benefit payments       (1,080)      (835)    (8,335)      (323)    (2,005)      (676)        (44)   (13,298)
  Interest expense (Note 4)                         -          -          -          -          -     (8,819)          -     (8,819)
  Administrative expense (Note 2)                 (16)       (51)       (74)       (13)       (15)         -           -       (169)
                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------

Net Additions (Deductions)                        965      2,963     (1,283)      (815)    (4,264)    (5,000)      2,329     (5,105)

Plan Equity (Deficit), January 1, 1993         11,394      8,814     79,543      5,529     20,254    (50,058)      2,739     78,215
                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------

Plan Equity (Deficit), December 31, 1993    $  12,359  $  11,777  $  78,260  $   4,714  $  15,990  $ (55,058)  $   5,068  $  73,110
                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------


                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                 STATEMENT OF INCOME AND CHANGES IN PLAN EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                             (THOUSANDS OF DOLLARS)



                                                                                           Fund               Participant
                                              Fund A     Fund B     Fund C     Fund D      ESOP      Fund L      Loans      Total
                                            ---------- ---------- ---------- ---------- ---------- ---------- ----------- ---------
Additions (Deductions):
  Employee contributions                    $   1,301  $     605  $   4,173  $   1,062  $       -  $       -   $       -  $   7,141
  Employer contributions                            -          -          -          -          -      8,634           -      8,634
  Interfund transfers                            (402)       500     (2,322)       525     (1,040)         -       2,739          -
  Dividend income                                 338        526          -        223        981      2,236           -      4,304
  Interest income                                  21         21      7,576         10         33         20           -      7,681
  Realized gain (loss) on investments
    (Note 5)                                    1,005        284          -       (671)    (1,057)    (1,533)          -     (1,972)
  Unrealized depreciation of investments
    (Note 5)                                     (561)      (230)         -       (916)    (6,521)   (15,345)          -    (23,573)
  Withdrawals and other benefit payments       (3,427)    (2,184)   (28,102)    (1,414)    (8,085)    (1,895)          -    (45,107)
  Interest expense (Note 4)                         -          -          -          -          -     (9,060)          -     (9,060)
  Administrative expense (Note 2)                 (14)       (42)       (97)       (10)       (18)         -           -       (181)
                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------

Net Additions (Deductions)                     (1,739)      (520)   (18,772)    (1,191)   (15,707)   (16,943)      2,739    (52,133)

Plan Equity (Deficit), January 1, 1992         13,133      9,334     98,315      6,720     35,961    (33,115)          -    130,348
                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------

Plan Equity (Deficit), December 31, 1992    $  11,394  $   8,814  $  79,543  $   5,529  $  20,254  $ (50,058)  $   2,739  $  78,215

                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------

                            (See Accompanying Notes)

                  ORYX ENERGY COMPANY CAPITAL ACCUMULATION PLAN
                          NOTES TO FINANCIAL STATEMENTS



1.   GENERAL DESCRIPTION:

     The Oryx Energy Company Capital Accumulation Plan (Plan) is a combined stock bonus and employee stock ownership plan (ESOP) sponsored by Oryx Energy Company (Oryx Energy or Company) and became effective on November 1, 1988. The Plan provides an individual account for each participant. Amounts disbursed to participants or conversions between funds are based solely upon amounts contributed to each participant's account adjusted to reflect any withdrawals and distributions, investment earnings attributable to such fund balances and appreciation or depreciation of the market value of the fund.

     This summary of information about the Plan is qualified in its entirety by reference to the provisions of the Plan, as amended.

     Employee Contributions

     In general, an employee may instruct the employer to contribute to the Plan up to five percent, in whole percentages, of base pay (Earnings) on either a pre-tax basis or post-tax basis. Earnings exclude such payments as bonuses, overtime and premium payments. An employee may also elect to make additional contributions of up to 10 percent of Earnings. The additional contributions may be on either a pre-tax basis, post-tax basis or any combination thereof. An employee who cannot make pre-tax contributions of five percent of Earnings due to certain limitations imposed by the Internal Revenue Code of 1986, as amended (Code), as described in Note 3, can nonetheless make post-tax contributions up to the limits imposed by the Plan, subject to the additional Code limitations described in Note 3.

     Employer Contributions

     The first five percent of employee contributions are matched by the Company at 110 percent up to the first $50 thousand of employee Earnings and at 100 percent thereafter (Employer Contributions). From time to time, the Company also contributes additional amounts when necessary to meet the loan repayment requirements on the ESOP Notes described in Note 4.

     Vesting Rights

     Participants are immediately 100 percent vested in their account balances derived from Company contributions, employee contributions and any amounts rolled-over to the Plan from another eligible retirement plan.

     Plan Termination

     Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     Participant Investment Programs

     Employee contributions and certain employer contributions are invested by the trustee as directed by participants. Participants make investment elections to have their contributions invested in any combination of the seven funds listed below in increments of one percent. In addition, participants may convert past investments into any of the seven funds by making fund transfers. These fund conversions may be made in one percent increments. A portion of each fund is maintained in short-term investments for administration of the fund. Effective January 1, 1994, Vanguard Fiduciary Trust Company (Vanguard) replaced Bankers Trust Company as the trustee for investment activity. In connection with this change, Funds A and B were replaced by five mutual funds offered by Vanguard. Funds C, D, ESOP and L remained essentially unchanged, but were renamed. Additionally, Fund D and Fund ESOP were merged into the Oryx Stock Fund.

     As of January 1, 1994, participants had the option of investing their contributions in any of the following funds:

     VANGUARD BALANCED INDEX FUND: Employs two investment strategies--balancing and indexing--in seeking to provide both current income and the potential for capital growth. The fund attempts to replicate, with respect to 60 percent of its net assets, the performance of the Wilshire 5000 Index, a broad-based barometer of the U.S. stock market. With respect to the remaining 40 percent of its net assets, the fund attempts to replicate the performance of the Lehman Brothers Aggregate Bond Index, a recognized benchmark of the U. S. bond market.

     VANGUARD WINDSOR II: Pursues a growth and income strategy that emphasizes stocks with price-earnings ratios lower than the market and dividend yields higher than the market. The fund's advisors employ both fundamental and quantitative analysis to identify stocks for purchase.

     VANGUARD U.S. GROWTH PORTFOLIO: Invests in stocks of seasoned companies based in the U.S. The portfolio emphasizes growth companies with strong market positions, reasonable financial strength and relatively low sensitivity to changing economic conditions.

     VANGUARD EXPLORER FUND: Invests in the stock of small or unseasoned companies--generally with a market value between $75 million and $200 million--that are deemed to offer favorable prospects for growth.

     VANGUARD INTERNATIONAL GROWTH PORTFOLIO: Invests in non-U.S. equity securities selected for long-term capital appreciation potential. The portfolio tends to be widely diversified geographically, with assets invested in as many as thirty foreign stock markets.

     STABLE VALUE FUND: Seeks to provide relatively stable returns, current income, and preservation of principal by investing in high credit-quality instruments. The fund holds investment contracts issued by insurance companies, investment contracts backed by U.S. Government obligations and high credit-quality corporate bonds (including mutual funds that invest in such obligations).

     Identified below are the companies that have entered into agreements as of December 31, 1994:


                                                                             Effective        Percent of
                                                                              Annual          Investment
                                                                           Interest Rate     Fund Value at        Last
                                                                              (Net of         December 31,      Maturity
                            Company                                          Expenses)            1994            Date
                            -------                                        -------------     -------------     ----------
     Allstate Life Insurance Company                                            8.90 %              7           12/10/96
     American International Life Assurance Company of New York                  5.36 %             14           07/31/98
     Bankers Trust Company - FNMA                                               5.46 %              3              *
     Hartford Life Insurance Company                                            9.15 %              5           10/14/95
     Hartford Life Insurance Company                                            6.60 %             10           12/01/97
     Metropolitan Life Insurance Company                                        9.25 %              7           05/31/95
     New York Life Insurance Company                                            8.40 %              3           07/15/96
     New York Life Insurance Company                                            7.92 %              5           03/31/98
     Northwestern National Life Insurance Company                               8.85 %              7           08/15/95
     Principal Mutual Life Insurance Company                                    9.12 %              6           01/03/95
     The Canada Life Assurance Company                                          9.32 %              3           01/16/96
     The Equitable Life Assurance Society of the United States                  9.00 %              5           11/30/95
     The Prudential Insurance Company of America                                9.42 %              7           08/15/97
     The Travelers Insurance Companies                                          9.66 %              4           02/28/95
     The Travelers Insurance Companies                                          8.75 %              5           03/15/96
     The Travelers Insurance Companies                                          8.60 %              4           09/16/96


     * The average weighted maturity of the contract is 2.5 years. The contract makes monthly interest payments and beginning June 1996 will pay out principal in 17 equal monthly installments.

     ORYX STOCK FUND: Invests in Oryx Energy Company common stock, par value $1 per share (Oryx Common Stock). Cash contributions directed for investment in this fund are used by Vanguard, as trustee, to purchase Oryx Common Stock on securities exchanges and from Oryx Energy, individual stockholders, the trustee of the Oryx Energy Company Retirement Plan or any other bona fide offeror of such Oryx Common Stock, at the lowest price obtainable at the time.

     Prior to January 1, 1994, participants had the option of investing their contributions in any of the following funds:

     FUND A: THE DIVERSIFIED STOCK FUND: A fund invested by investment managers primarily in a broadly diversified portfolio consisting of common stock, preferred stock, other types of equity investments and/or an index fund. The fund did not invest in any Oryx Energy securities except that an index fund may have contained Oryx Energy securities. The equity securities in Fund A were invested in an index fund maintained and managed by Wells Fargo Nikko Investment Advisors which was designed to provide investment results similar to the Standards & Poor's Composite Index of 500 Stocks.

     FUND B: THE DIVERSIFIED INVESTMENT FUND: A fund invested by investment managers primarily in an asset allocation fund consisting of a combination of equity investments (diversified common and preferred stocks, other types of equity investments and/or an index fund) and fixed income securities. The investment managers increased or decreased these asset classes at their sole discretion based upon expected return and risk assumptions for the available investment alternatives. The fund did not invest in any Oryx Energy securities except that an index fund may have contained Oryx Energy securities. The Diversified Investment Fund was managed by Wells Fargo Nikko Investment Advisors.

     FUND C: THE CAPITAL PRESERVATION FUND: A fund primarily invested in contracts issued by insurance companies or banks and obligations of U.S. Government agencies that provide a stated rate of return for a fixed period of time. The interest credited to participants' accounts was a blended rate based on a weighted average of all the contracts owned by the fund. Bankers Trust Company was the trustee of Fund C and held the investment contracts. Certus Financial Corporation served as an advisor/manager in selecting investments for this fund through June 30, 1993, when Vanguard Fiduciary Trust Company (Vanguard) assumed this responsibility.

     FUND D: THE ORYX ENERGY COMPANY COMMON STOCK FUND: A fund invested in Oryx Common Stock. Cash contributions directed for investment in this fund were used by Bankers Trust, as trustee, to purchase Oryx Common Stock on securities exchanges and from Oryx Energy, individual stockholders, the trustee of the Oryx Energy Company Retirement Plan or any other bona fide offeror of such Oryx Common Stock, at the lowest price obtainable at the time.

     Investment of Employer Contributions

     Effective August 1, 1989, all Employer Contributions are invested in LESOP Fund (formerly Fund L), a fund primarily invested in Oryx Common Stock and held in trust by State Street Bank and Trust Company. Employer Contributions are made in such amounts as are necessary to fund quarterly loan payments on the ESOP Notes described in Note 4. These Employer Contributions, along with any dividends paid on the shares acquired with the loan proceeds, are used by the Plan to repay the principal and interest on the original $110 million ESOP loan. As loan payments are made, shares held in the unallocated account are released and allocated (or credited) to individual employee accounts. The number of shares released after each loan payment is based on the ratio of the current loan payment to the sum of all future loan payments. The shares released are allocated proportionally to individual employee accounts based on the amount of each employee's Employer Contribution relative to total Employer Contributions. Participants also receive an allocation of shares representing any dividends due on shares held in their accounts.

     Investment of Fund Earnings

     Generally, earnings from dividends and interest on each of the funds are retained by the trustee and reinvested in the same fund. Participants may elect to receive any dividends on certain Oryx Common Stock held in the Oryx Stock Fund from Employer Contributions made prior to August 1, 1989.

     Participant Loans

     Effective November 1, 1992, participants may obtain loans from their account balances in any of the Vanguard Funds and/or the Oryx Stock Fund of the Plan. Participant loans are administered in accordance with the provisions of Code Section 72(p) and Department of Labor (DOL) Regulation
     Section 2550.408b-1. The loan amount may be up to 50 percent of a participant's available balance, subject to a maximum of $50 thousand. The loan bears interest based on the prime rate in effect on the first day of the month in which the loan is applied for plus one percent. Personal loans may have a term of up to five years and residential loans up to 15 years. Both the principal and interest portions of loan repayments are reinvested in the participant's accounts in accordance with his current investment elections. Defaults on loan repayments are treated as distributions.

     Investment Program Participants

     There were 1,654; 1,923; and 2,093 participants at December 31, 1994, 1993 and 1992, respectively, who participated in one or more of the funds. Participant accounts in each of the funds at December 31 were as follows:


                                                   1994
                                                  ------
        Oryx Stock Fund                           1,176
        LESOP Fund                                1,247
        Explorer Fund                               469
        International Growth Portfolio              684
        U.S. Growth Portfolio                       441
        Windsor II                                  809
        Balanced Index Fund                         772
        Stable Value Fund                         1,277


                                                               1993      1992
                                                              ------    ------
        Fund A                                                  759       802
        Fund B                                                  652       615
        Fund C                                                1,599     1,747
        Fund D                                                  620       688
        Fund ESOP                                             1,709     1,901
        Fund L                                                1,555     1,764


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The Plan utilizes the accrual basis of accounting and has a fiscal year end of December 31.

     Investments

     The valuation of the Plan's investments in all funds is based on the market value of the assets held in the funds. The Plan's relative interest in the investment funds underlying the Vanguard Funds is determined on a unit-method basis. The valuation of the Vanguard Funds is based on the closing market price of the assets which comprise the funds on the last business day of the plan year. Investments in the Stable Value Fund are carried at contract value (which equals original cost plus accrued interest less any distributions). The valuation of common stock in the Oryx Stock Fund and the LESOP Fund is based on the closing market price as reported on the New York Stock Exchange on the last business day of the plan year. Purchases and sales of securities are reflected on the trade-date basis. Dividend income is recognized on the ex-dividend date.

     Gains and losses on disposition of assets are determined using historical average cost. The DOL requires realized and unrealized gains and losses to be determined using the asset value at the beginning of the plan year (referred to as the "current value method") rather than the historical cost basis. Accordingly, net loss on sale of assets and unrealized depreciation of assets as reported on the Form 5500 Annual Return/Report of Employee Benefit Plan of $1,382 thousand and $19,768 thousand, respectively, are different than those reported on the Statements of Income and Changes in Plan Equity, of $5,473 thousand and $15,677 thousand, respectively.

     Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures about fair value for all financial instruments in the Plan. All instruments, other than the investment contracts in the Stable Value Fund, are reported at fair value and require no additional disclosure. The fair value of investment contracts as of December 31, 1994 is approximately $60,130 thousand. Fair value was determined using a discounted cash flow analysis assuming market rates for similar contracts. However, the fair value disclosed is not that which would be realized due to restrictions on early redemption or sale of the contracts. The value of the ESOP note cannot be estimated because it is a special purpose loan made on non-standard terms which would have no value if transferred or exchanged. Participant loans are carried at original loan amounts less principal reductions. Such loan amounts approximate fair value.

     Administrative Expenses

     All expenses related to the purchase and sale of securities are paid out of the respective assets of such funds. All administrative expenses related to the LESOP Fund are paid by the Company. All other expenses (other than those paid by the Company) incurred in administering the Plan are generally charged, pro rata, to each of the respective funds.


3.   CERTAIN FEDERAL TAX MATTERS:

     Tax Status of the Plan

     The Internal Revenue Service (IRS) has issued a favorable determination letter stating that the Plan constitutes a qualified plan under Sections 401(a), 401(k) and 501(a) of the Code, and that the Plan qualifies as an ESOP under Section 4975(e)(7). As such, the assets and investment gains of the Plan are exempt from federal income tax under Section 501(a) of the Code. The Company is entitled to a current deduction on its consolidated federal income tax return for its contributions to the Plan on behalf of employees.

     Limits on Employee Contributions

     The IRS imposed limitation on employee pre-tax contributions is $9,240 for 1994 and is subject to upward adjustment for any increases in the cost of living as determined under IRS regulations. The pre-tax contributions, the combined post-tax contributions and Employer Contributions allocated to participants who come within the classification of HCEs as defined in the Code may not exceed certain technical limits under Sections 401(k) and 401(m) of the Code. Generally, the allowable percentage of such contributions for the HCEs is dependent upon the percentage of contributions made by all other employees. These limitations may have the effect of reducing the level of contributions initially selected by HCEs. Total Company and employee contributions may also be limited by Section 415 of the Code.

     Tax Effects Upon Participants

     The Federal income tax consequences analysis which follows includes relevant provisions of the Tax Reform Act of 1986. Under existing income tax law, qualification of the Plan has the following federal income tax consequences, in general:

     (a) A participant will not be subject to tax on Employer Contributions, pre-tax contributions or additional employer contributions contributed to the Plan for his benefit, or earnings thereon, until such time as such amounts are distributed to him. Pre-tax contributions are subject to Social Security tax and are included as earnings to determine the participant's Social Security benefit. Pre-tax contributions are also used to determine the participant's benefit under any qualified retirement plans sponsored by the Company.

     (b) Lump sum distributions of Employer Contributions, pre-tax contributions, including earnings thereon, and earnings on post-tax contributions (exclusive of any net unrealized appreciation described below) consisting of cash or Oryx Common Stock, upon a participant's retirement, death, termination of employment or the occurrence of one of several other qualifying events will be subject to income tax and possibly the additional 10 percent federal tax described in paragraph (c). Certain large distributions may be partially subject to an additional federal tax. Distributions may be eligible for ten-year or five-year forward averaging and/or limited capital gains treatment on pre-1974 contributions, which could significantly reduce the tax on the distributions. Unless otherwise elected, net realized appreciation on Oryx Common Stock distributed as part of a lump sum distribution will not be taxed upon distribution, but will be taxable when the recipient subsequently disposes of the Oryx Common Stock. A lump sum distribution or a portion thereof, excluding post-tax contributions, may be rolled over into an eligible retirement plan (including individual retirement plans), thereby deferring taxation on the portion rolled over until distribution from the eligible retirement plan. At such time, the distribution will be taxed at ordinary income tax rates if it is from an individual retirement plan, or possibly, in accordance with the special tax provisions discussed above if it is from an eligible retirement plan other than an individual retirement plan.

          If any portion of a payment to a participant is an eligible rollover distribution, the Plan is required by law to withhold 20 percent of that amount and remit it to the IRS as income tax withholding. The mandatory 20 percent withholding may be avoided if the eligible rollover distribution is paid directly from the Plan to an individual retirement plan or another eligible retirement plan.

     (c) In-service Plan asset (cash or Oryx Common Stock) withdrawals of pre-1987 post-tax contributions are not subject to income tax. Withdrawals of post-1986 post-tax contributions will be deemed to be withdrawals of both post-1986 post-tax contributions and earnings thereon with the latter subject to income tax. Such in-service withdrawals of Employer Contributions and other employer contributions, including earnings thereon and earnings on post-tax contributions, will also be subject to income tax when withdrawn. Taxable amounts will be taxed at ordinary income tax rates. In addition, with limited exceptions, taxable withdrawals will be subject to an additional 10 percent federal tax if received before age 59-1/2, death, early retirement before age 55 or disability. Certain large distributions may be partially subject to an additional federal tax. Unless the participant elects otherwise, net unrealized appreciation will be subsequently taxed as described in paragraph (b).

          Oryx Stock Fund dividend distributions paid to participants, if any, in accordance with Code Section 404(k) are subject to income tax at ordinary income tax rates but are not subject to the additional 10 percent federal tax. Pre-tax contributions, or earnings thereon, cannot be withdrawn until retirement, death, termination of employment or the occurrence of one of several other qualifying events.

     (d) If a distribution consists of an annuity, the annuity generally will not be taxable at the time of distribution, but amounts received under such annuity will be taxed at ordinary income tax rates when received to the extent such amounts are not deemed to be a return of the participant's own post-tax contributions. If one of the exceptions described in paragraph (c) does not apply and generally if the payments are not substantially equal, the taxable amounts would also be subject to the additional 10 percent federal tax. If the annuity forms part of a lump sum distribution, it will affect the tax payable on the distribution.


4.   ESOP NOTES:

     On August 1, 1989, the Company borrowed $110 million by privately placing ESOP Notes. The ESOP Notes had original maturities ranging from 15 to 20 years and original interest rates ranging from 8.43% to 8.78%. Under the loan agreements, these interest rates were tied to the corporate tax rate. Effective January 1, 1993, the Revenue Reconciliation Act of 1993 increased the corporate tax rate from 34% to 35%, thus changing the interest rates on the ESOP Notes to range from 8.35% to 8.70%. The Company made an inside loan to the Plan equal to the proceeds from the issuance of the ESOP Notes for the purpose of acquiring Oryx Common Stock. The terms of the inside loan were substantially similar to the terms of the ESOP notes of the Company. In December 1989, the Plan completed the purchase of 2,864,805 shares at an average price of $38.40. This Oryx Common Stock is held by the Plan (LESOP Fund) in an unallocated suspense account. Employer Contributions have been made to the Plan to fund quarterly loan repayments on the inside loan. Shares are released from the suspense account as the loan is repaid and are allocated to eligible participants. No participant contributions will be required or permitted in paying off the loan. During 1994, Standard & Poor's downgraded the Company's debt rating. Subsequently, the holders of the ESOP Notes exercised their rights to require the Company to repay the notes in full at par (plus a make whole premium).

     The Company has requested a private letter ruling from the IRS regarding the status of the inside note and payments on this note have been suspended in 1995 pending the ruling. At December 31, 1994 and 1993, there were 2,139,233 and 2,298,974 shares of Oryx Common Stock with a market value of $25,403,393 and $39,657,306 held in the unallocated suspense account. LESOP Fund interest and any dividend income are used for debt service.
     Interest expense incurred by the Plan on debt with the Company was $8,563,522, $8,819,343 and $9,059,545 in 1994, 1993 and 1992.

5.   SUPPLEMENTAL FUND INFORMATION:

     Realized Gain (Loss) on Investments

     The realized gain (loss) on investments for each of the three years in the period ended December 31, 1994, were as follows:

                                                                   1994
                                                -------------------------------------------
                                                                  Average      Net Realized
                   Fund                          Proceeds          Cost        Gain (Loss)
     --------------------------------           -----------  --------------  --------------
                                                         (Thousands of Dollars)
     Oryx Stock Fund                             $   8,533     $   11,826     $   (3,293)
     LESOP Fund                                      7,407          9,452         (2,045)
     Explorer Fund                                     899            910            (11)
     International Growth Portfolio                  1,684          1,663             21
     U.S. Growth Portfolio                             994            986              8
     Windsor II                                      3,121          3,148            (27)
     Balanced Index Fund                             4,370          4,496           (126)
                                                                              -----------

     Total realized loss                                                      $   (5,473)
                                                                              -----------
                                                                              -----------


                                       1993                                 1992
                        -----------------------------------  -----------------------------------
                                     Average   Net Realized               Average   Net Realized
            Fund         Proceeds      Cost     Gain (Loss)   Proceeds     Cost      Gain (Loss)
     -----------------  ----------  ---------  ------------  ----------  ---------  ------------
                                                 (Thousands of Dollars)
     A                  $   12,585  $   7,469   $   5,116    $   2,600   $   1,595   $   1,005
     B                      11,158      8,990       2,168        2,099       1,815         284
     D                       1,151      1,844        (693)       1,031       1,702        (671)
     ESOP                    4,969      6,108      (1,139)       8,843       9,900      (1,057)
     L                         959      1,701        (742)       1,978       3,511      (1,533)
                                                ----------                           ----------

     Total realized gain (loss)                 $   4,710                            $  (1,972)
                                                ----------                           ----------
                                                ----------                           ----------

     Unrealized Depreciation of Investments

     The changes in unrealized depreciation of investments for each of the three years in the period ended December 31, 1994, were as follows:


                                                    1994           1993           1992
                                                ------------   ------------   ------------
                                                          (Thousands of Dollars)
     Beginning of Year                          $   (66,258)   $   (54,254)   $   (30,681)
     Unrealized Depreciation for Year               (15,677)       (12,004)       (23,573)
                                                ------------   ------------   ------------

     End of Year                                $   (81,935)   $   (66,258)   $   (54,254)
                                                ------------   ------------   ------------
                                                ------------   ------------   ------------

     Net Asset Value Per Unit

     The net asset value for mutual fund investments at December 31, 1994 were as follows:


                                                                     Net Asset
                    Fund                              Units       Value Per Unit
        --------------------------------          -------------   --------------
        Explorer Fund                                  77,368     $    42.86
        International Growth Portfolio                447,958          13.43
        U.S. Growth Portfolio                         194,360          15.33
        Windsor II                                    758,190          15.82
        Balanced Index Fund                         1,059,617          10.34


6.   PLAN AMENDMENTS:

     Effective February 1, 1994, the Plan Administrator may limit the number of LESOP Fund shares allocated to Highly Compensated Employees (HCEs), so that no more than one-third of all such allocated shares are allocated to HCEs. This provision is designed to alleviate the contribution limitations imposed by Code Section 415 associated with the ESOP Note described in Note 4, and to allow employees to contribute more to the Plan than would otherwise be permitted under Code Section 415.

     Effective January 1, 1994, the PAYSOP subaccounts portion of the Plan (included under old Fund ESOP) no longer qualifies under Code Section 409 and PAYSOP subaccounts were either distributed to participants, at their option, or remained in the Plan and were merged into the assets of Fund D and renamed the Oryx Stock Fund.

     Effective January 1, 1995, each Plan year the employer shall make a contribution to the Plan. Employer Contributions may be made in cash or in the form of shares of Company stock. Company contributions shall be made to enable the Plan to meet its obligations under the inside loans only if so designated by the Compensation Committee.

                                INDEX TO EXHIBITS


Exhibit
Number                      Exhibit
- -------                     -------

  a              Consent of Independent Accountants

                                                                       Exhibit a
                                                                       ---------




                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in the Registration Statement of the Oryx Energy Company Capital Accumulation Plan on Form S-8 (Registration
No. 33-24918) of our report dated June 13, 1995 included in this Form 10-K/A, on our audits of the financial statements of the Oryx Energy Company Capital Accumulation Plan as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994.






Coopers & Lybrand L.L.P.



Dallas, Texas
June 13, 1995